SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FPL GROUP, INC.
(Exact name of registrant as specified in its charter)

FLORIDA (State of incorporation or organization)	59-2449419 (IRS Employer Identification No.)

700 Universe Boulevard Juno Beach, Florida (address of principal executive offices)	33408 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each Class to be so registered	Name of exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

    If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

    If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

    Securities Act registration statement file number to which this form relates:

    .......................(if applicable)

    Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

FPL Group, Inc., a Florida corporation (the "Company"), and Computershare Investor Services, LLC, a Delaware limited liability company, as successor to EquiServe Trust Company, N.A., as successor to Fleet National Bank, a national banking association (formerly known as The First National Bank of Boston) ("EquiServe") (the "Rights Agent"), entered into the Fourth Amendment to the Rights Agreement dated as of December 18, 2005 (the "Fourth Amendment"), amending the Rights Agreement dated as of July 1, 1996, between the Company and the Rights Agent (the “Rights Agreement”), as amended by the Amendment to Rights Agreement, dated as of July 30, 2000 (the "First Amendment"), between the Company and EquiServe, the Second Amendment to Rights Agreement, dated as of December 26, 2002 (the "Second Amendment"), between the Company and EquiServe and the Third Amendment to Rights Agreement, dated as of January 1, 2004 (the "Third Amendment"), between the Company, the Rights Agent and EquiServe, in order to, among other things, amend the Rights Agreement to provide that

(a)
none of Constellation Energy Group, Inc. a Maryland corporation (“Constellation”) or CF Merger Corporation, a Florida corporation and a wholly-owned subsidiary of Constellation (“Merger Sub”) or any of their respective Affiliates or Associates (each as defined in the Rights Agreement) shall become an Acquiring Person (as defined in the Rights Agreement) solely as a result of (i) the adoption, approval, execution or delivery of the Agreement and Plan of Merger dated as of December 18, 2005, among the Company, Constellation and Merger Sub (the “Merger Agreement”), (ii) the public announcement of such adoption, approval, execution or delivery or (iii) the consummation of the transactions contemplated or permitted by the terms of the Merger Agreement;

(b)
 the occurrence of (i) the adoption, approval, execution or delivery of the Merger Agreement, (ii) the public announcement of such adoption, approval, execution or delivery or (iii) the consummation of the transactions contemplated or permitted by the terms of the Merger Agreement shall not, in each case, individually or collectively, (A)  be deemed to constitute a Shares Acquisition Date, Distribution Date (each as defined in the Rights Agreement) or any other separation of the Preferred Share Purchase Rights issued pursuant to the Rights Agreement (the “Rights”) from the underlying Common Stock (as defined in the Rights Agreement), (B) entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights (and shall not give the holders of the Rights the right to acquire securities of any party to the Merger Agreement or any party to the transactions contemplated or permitted by the terms of the Merger Agreement), (C) require (or constitute a transaction requiring) any action pursuant to Section 13 of the Rights Agreement or (D) require that any notice be delivered pursuant to Section 25 of the Rights Agreement; and

(c)	any Rights outstanding at the effective time of the merger contemplated by the Merger Agreement (the “Effective Time”), and all rights represented thereby, shall automatically expire and terminate upon the Effective Time without any action on the part of the Company, the Rights Agent or any other person.

The foregoing description of the Fourth Amendment is qualified in its entirety by reference to the full text of the Fourth Amendment, which is attached hereto as Exhibit 5 and is incorporated herein by reference, and to the Rights Agreement, which was attached as Exhibit 4 to the Form 8-K filed by the Company on June 18, 1996 and is incorporated herein by reference, to the First Amendment, which was attached as Exhibit 2 to the Form 8-A/A filed by the Company on August 1, 2000 (the “First  8-A/A”) and is incorporated herein by reference, to the Second Amendment, which was attached as Exhibit 3 to the Form 8-A/A filed by the Company on January 3, 2003 (the “Second 8-A/A”) and is incorporated herein by reference and to the Third Amendment which was attached as Exhibit 4 to the Form 8-A/A filed by the Company on December 19, 2003 (the “Third 8-A/A”) and is incorporated herein by reference.

The terms of the Rights under the Rights Agreement prior to the Fourth Amendment were described in the initial Form 8-A of the Company with respect thereto filed on June 20, 1996 and in the First 8A/A, the Second 8A/A and the Third 8A/A.

ITEM 2.                            EXHIBITS.

1. Rights Agreement dated as of July 1, 1996, between FPL Group, Inc. and Computershare Investor Services, LLC, as successor to EquiServe Trust Company, N.A., as successor to Fleet National Bank (formerly known as The First National Bank of Boston), as the Rights Agent (filed as Exhibit 4 to the Form 8-K of the Company filed on June 18, 1996 and incorporated by reference herein).

2. Amendment to Rights Agreement, dated as of July 30, 2000, between FPL Group, Inc. and Computershare Investor Services, LLC, as successor to EquiServe Trust Company, N.A., as successor to Fleet National Bank (formerly known as The First National Bank of Boston), as the Rights Agent (filed as Exhibit 2 to Form 8-A/A of the Company filed on August 1, 2000 and incorporated by reference herein).

3. Second Amendment to Rights Agreement, dated as of December 26, 2002, between FPL Group, Inc. and Computershare Investor Services, LLC, as successor to EquiServe Trust Company, N.A., as successor to Fleet National Bank (formerly known as The First National Bank of Boston), as the Rights Agent (filed as Exhibit 3 to Form 8-A/A of the Company on January 3, 2003 and incorporated by reference herein).

4. Third Amendment to Rights Agreement, dated as of January 1, 2004, between FPL Group, Inc., Computershare Investor Services, LLC as the successor rights agent, and EquiServe Trust Company, N.A., as successor to Fleet National Bank (formerly known as The First National Bank of Boston) as predecessor rights agent (filed as Exhibit 4 to Form 8-A/A of the Company on December 19, 2003 and incorporated by reference herein).

5. Fourth Amendment to Rights Agreement, dated as of December 18, 2005, between FPL Group, Inc. and Computershare Investor Services, LLC, as successor to EquiServe Trust Company, N.A., as successor to Fleet National Bank (formerly known as The First National Bank of Boston), as the Rights Agent (filed herewith).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                            FPL GROUP, INC.,
                            (Registrant)

                            By: /s/ Edward F. Tancer
                            ___________________________
                            Name: Edward F. Tancer
                            Title: Vice President and General Counsel

Date: December 19, 2005

EXHIBIT INDEX

Exhibit No.     Description

1.   Rights Agreement dated as of July 1, 1996, between FPL Group, Inc. and Computershare Investor Services, LLC, as successor to EquiServe Trust Company, N.A., as successor to Fleet National Bank (formerly known as The First National Bank of Boston), as the Rights Agent (filed as Exhibit 4 to the Form 8-K of the Company filed on June 18, 1996 and incorporated by reference herein).

2.   Amendment to Rights Agreement, dated as of July 30, 2000, between FPL Group, Inc. and Computershare Investor Services, LLC, as successor to EquiServe Trust Company, N.A., as successor to Fleet National Bank (formerly known as The First National Bank of Boston), as the Rights Agent (filed as Exhibit 2 to Form 8-A/A of the Company filed on August 1, 2000 and incorporated by reference herein).

3.   Second Amendment to Rights Agreement, dated as of December 26, 2002, between FPL Group, Inc. and Computershare Investor Services, LLC, as successor to EquiServe Trust Company, N.A., as successor to Fleet National Bank (formerly known as The First National Bank of Boston), as the Rights Agent (filed as Exhibit 3 to Form 8-A/A of the Company on January 3, 2003 and incorporated by reference herein).

4.   Third Amendment to Rights Agreement, dated as of January 1, 2004, between FPL Group, Inc., Computershare Investor Services, LLC as the successor rights agent, and EquiServe Trust Company, N.A., as successor to Fleet National Bank (formerly known as The First National Bank of Boston) as predecessor rights agent (filed as Exhibit 4 to Form 8-A/A of the Company on December 19, 2003 and incorporated by reference herein).

5.   Fourth Amendment to Rights Agreement, dated as of December 18, 2005, between FPL Group, Inc. and Computershare Investor Services, LLC, as successor to EquiServe Trust Company, N.A., as successor to Fleet National Bank (formerly known as The First National Bank of Boston), as the Rights Agent (filed herewith).